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                          H.C. WAINWRIGHT & CO., INC.

                                                                     EXHIBIT (1)

                            Investments Since 1868

One Boston Place                                                  (617)227-3100
Boston, MA 02108                                                  Fax: 973-0550


                                               September 30, 1993


     Old Westbury Funds, Inc.
     6 St. James Avenue, 9th Floor
     Boston, MA 02116

     Ladies and Gentlemen:

          With respect to our purchase from you of 100,000 shares of beneficial interest ("Initial Shares") of Old Westbury International Fund (the "Portfolio"), a series of Old Westbury Funds, Inc., we hereby advise you that we are purchasing such Initial Shares with no intention to dispose of them either through resale to others or redemption by the Portfolio.

          The amount paid by the Portfolio on any redemption by us, or any other then-current holder of the Portfolio's Initial Shares, will be reduced by the pro rata portion of any unamortized organization expenses which the number of Initial Shares redeemed bears to the total number of Initial Shares outstanding immediately prior to such redemption.


                                           Very truly yours,


                                           SFG INVESTORS II LIMITED PARTNERSHIP
                                             By H.C. WAINWRIGHT & CO., INC. as
                                             General Partner


                                               By /s/ Stephen D. Barrett
                                                  ---------------------------
                                                  Name:  Stephen D. Barrett
                                                  Title: President



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